Exhibit 10.10

October 11, 2003

John J. Connelly

Dear John,

On behalf of BigBand Networks, Inc., I would like to summarize the terms of your offer of employment with the Company.

As of October 27, 2002 you will commence employment “at will” with the Company as EVP, Marketing and Business Development. You will assume responsibility for BigBand Networks product marketing, product management, strategic marketing initiatives, partnering, and communications and perform all other duties and bear the responsibilities commensurate with this position as directed by the CEO. You will report directly to the CEO. Please note that given the dynamic nature of our business, your duties and responsibilities may be changed from time to time as BigBand’s business needs dictate.

Your salary will be paid at a monthly rate of US$16,667 in accordance with the customary payroll practices of the Company as established or modified from time to time. Currently, the Company pays salaries on a bi-monthly basis, in arrears. You will be eligible to receive a bonus if and when such an executive team bonus plan is put in place, currently contemplated for mid 2004. You also will be eligible for the same benefits as other full-time employees of BigBand Networks.

Subject to approval by the Board of Directors, you will be offered through the Company’s stock option plan an option to purchase one million three hundred thousand (1,300,000) shares of Common Stock of BigBand Networks. The options will be subject to and governed by the terms and conditions of a stock option agreement between you and the Company and the Company’s stock option and incentive plan, which will include, among other things, a vesting schedule.

In the event that the Company terminates your employment without Cause (as that term is defined in the Plan), you will be eligible to receive severance payments in a total amount that is equal to three months of your base salary (at the rate in effect as of your termination date), less applicable taxes and payable in accordance with BigBand’s normal pay practices; provided, however, that in order to receive such severance payments, you must execute a comprehensive release of claims in a form and scope that is satisfactory to the Company

We expect that your position at BigBand Networks will occupy your full business time. We understand that you have no agreements that would restrict or prevent the performance of your duties for BigBand Networks. You will be required to sign, as a condition of your employment, the Nondisclosure, and Developments Agreement attached hereto as Exhibit A.

John J. Connelly

October 11, 2003

The above terms are not contractual and are meant to be only a summary of our initial employment relationship. This means that you have no contract of employment or definite term of employment with the Company, and that your employment can be terminated at any time by you or the Company for any or no reason, with or without prior notice or cause. This offer letter is not intended to be and does not constitute a contract or part of a contractual agreement, either express or implied, between you and the Company for continued employment. BigBand Networks has found that an “at-will” relationship is in the best interests of both the Company and its employees. The at-will nature of your employment relationship with the Company cannot be modified except through the execution of a written document signed by the President and CEO of the Company.

John, we are very pleased to have you join BigBand Networks Executive Staff and feel that you can make a major impact and a key contribution going forward. We are very much looking forward to having you as our partner and to having a lot of fun building this company to be all that it can be, and all that it will be. On behalf of BigBand Networks Inc., welcome aboard.

Sincerely yours,

cc:

I accept this offer of at-will employment with BigBand Networks, Inc. and I agree that this letter and the Nondisclosure and Developments Agreement sets forth the complete and sole understanding regarding the terms of my employment and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.

I understand and agree that I have no contract of employment or definite term of employment with the Company, and that my employment can be terminated at any time by me or the Company for any no reason, with or without prior notice or cause. I further understand that this offer letter is not intended to be and does not constitute a contract or part of a contractual agreement for continued employment, either express or implied, between the Company and me, and that the at-will nature of my employment relationship with the Company cannot be modified except through the execution of a written document signed by the President and CEO of the Company.

John J. Connelly

October 11, 2003

/s/ J.J. Connelly	10/13/03
Employee signature	Date